Exhibit 4.1

                           CERTIFICATE OF DESIGNATION
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                           IMMTECH INTERNATIONAL, INC.


            The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges of the Series A Convertible Preferred Stock of IMMTECH INTERNATIONAL, INC. ("Company").

Article I. Designation and Amount. The shares of such series shall be designated "Series A Preferred Stock" ("Series A Preferred Stock") and the number of shares constituting such series shall be 320,000.

Article II. Dividends. The holders of Series A Preferred Stock ("Series A Preferred Stockholders") shall be entitled to receive semi-annually, on April 15 and October 15 of each year until such Series A Preferred Stock is either converted or redeemed pursuant to this Certificate of Designation, dividends at the rate of 6% per annum (subject to appropriate adjustment pursuant to Article VI hereof). All dividends declared upon the Series A Preferred Stock shall be declared pro rata per share and shall accrue daily through the day immediately before the date of conversion or redemption thereof. At the Company's option, dividends may be paid in cash or Common Stock. In the event dividends are paid in Common Stock, the value of the Common Stock for this purpose is to be the 10 day volume weighted average of the closing bid price of the Company's Common Stock as reported by the primary stock exchange on which such stock is listed or traded, or if not so listed or traded, then as determined in good faith by the Board of Directors ("Common Stock Price").

Article III. Liquidation, Dissolution or Winding Up. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Company ranking on liquidation prior and in preference to the Series A Preferred Stock ("Senior Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Preferred Stock ranking junior to the Series A Preferred Stock and Common Stock ("Junior Stock"), an amount equal to $25.00 per share plus all accrued but unpaid dividends ("Liquidation Price"). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, together with the holders of any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b) After the payment of all preferential amounts required to be paid to the holders of Senior Stock and Series A Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Company, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Company available for distribution to its stockholders.

(c) The Liquidation Price set forth in this Article III shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series A Preferred Stock.

Article IV. Voting. (a) Each issued and outstanding share of Series A Preferred Stock shall be entitled to 5.6561 times the number of votes as each share of Common Stock at each meeting of stockholders of the Company with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law or by the provisions establishing any other series of Preferred Stock, Series A Preferred Stockholders and holders of any other outstanding Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) The Company shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such affected Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

Article V. Conversion. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Conversion Rate by the number of shares of Series A Preferred Stock being converted at any time. The conversion rate in effect at any time for the Series A Preferred Stock ("Conversion Rate") shall be the quotient obtained by dividing $25.00 plus any accrued and unpaid dividends by the Conversion Price. The conversion price in effect from time to time, except as adjusted in accordance with Article VI hereof, shall be $4.42 ("Conversion Price").

(a) Optional Conversion. Each share of Series A Preferred Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided, into fully-paid and nonassessable shares of Common Stock, provided, however, that on any redemption of any Series A Preferred Stock or any liquidation of the Company, the right of conversion shall terminate at the close of business 5 business days preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the Series A Preferred Stockholders.

      1. In order to exercise an optional conversion, a Series A Preferred Stockholder shall surrender certificate or certificates representing the shares to be converted to the transfer agent for the Series A Preferred Stock (or if no transfer agent be at the time appointed, then the Company at its principal office), and shall give written notice to the Company that the holder elects to convert the Series A Preferred Stock represented by such certificates, or any number thereof. If so required by the Company, certificates surrendered for conversion shall be duly endorsed or accompanied by duly executed written instrument or instruments of transfer, in form satisfactory to the Company. The date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of the certificates and the notice shall be the Conversion Date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series A Preferred Stock, the Company shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(b) Mandatory Conversion. The Company may at any time after February 14, 2003 upon notice as below provided require that any or all outstanding Preferred Stock be converted into Common Stock in the manner hereinafter provided if the Common Stock into which the Preferred Stock is convertible is registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, by delivery to the Series A Preferred Stockholders for each share of Series A Preferred Stock converted (i) the number of shares of Common Stock determined by dividing the Liquidation Price by the Conversion Price, if the closing bid price for the Company's common stock exceeds $9.00 for 20 consecutive "trading days" (days the principal exchange on which the Common Stock is listed or traded is open for business or, if the Common Stock is no longer listed or traded on an exchange, business days) within 180 days prior to notice of conversion or (ii) ,if the requirements of (i) are not met, the number of shares of Common Stock determined by dividing 110% of the Liquidation Price by the Conversion Price.

      1. In order to exercise a mandatory conversion, the Company must provide all Series A Preferred Stockholders notice of the conversion at least 30 days prior to the Conversion Date, such notice to include the number of shares to be converted and instructions for surrender of the certificate or certificates representing the Series A Preferred Stock ("Notice of Mandatory Conversion"). Upon surrender of the certificates to the transfer agent the Company shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. The Company shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Company or any such transfer agent, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the corporation from any loss incurred by it in connection therewith.

      2. In the event the Company does not redeem all outstanding shares of Series A Preferred Stock in a mandatory conversion, the Company shall redeem pro-rata from each Series A Preferred Stockholder such number of shares determined by dividing the number of shares to be redeemed by the number of shares of Series A Preferred Stock then outstanding, multiplied by the number of shares held by each Series A Preferred Stockholder.

(c) Fractional Shares. The Company shall not issue fractions of shares of Common Stock upon conversion of Series A Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this
Section V(c), be issuable upon conversion of any Series A Preferred Stock, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed at the Common Stock Price on the date of conversion.

(d) Reservation of Shares. The Company shall at all times reserve out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series A Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock issued upon due conversion of shares of Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

(e) Rights Upon Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon.

Article VI. Adjustments to Conversion Price of Series A Preferred Stock.

(a) Issuances of Common Stock or Convertible Securities. If the Company shall, at any time prior to January 1, 2003, issue or sell shares of its Common Stock, rights, options, warrants or convertible or exchangeable securities entitling the holders thereof to subscribe for or purchase or otherwise acquire shares of Common Stock ("Common Stock Equivalents") at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale ("Triggering Issue"), then in each such case such Conversion Price, except as hereinafter provided, shall be adjusted so as to be equal to an amount determined by multiplying such Conversion Price by a fraction:

      1. the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis assuming the conversion of all then presently exercisable Common Stock Equivalents), plus (y) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock or Common Stock Equivalents so issued in such Triggering Issue would purchase at the Conversion Price in effect immediately prior to such issuance,

      2. the denominator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis assuming the exercise or conversion of all then presently exercisable Common Stock Equivalents), plus (y) the number of such additional shares of Common Stock so issued in such Triggering Issue (assuming the exercise or conversion of all Common Stock Equivalents issued in such Triggering Issue), and

      3. in no event, however, shall the Conversion Price be reduced below such price that the aggregate number of shares of Common Stock into which the outstanding Series A Preferred Stock is convertible will exceed 19.9% of the Common Stock outstanding on the day preceding the date hereof.

(b) Issuances of Warrants, Options and Purchase Rights to Common Stock or Convertible Securities. For the purposes of this Section VI(b), the issuance of any Common Stock Equivalent shall be deemed an issuance of Common Stock with respect to adjustments in the Conversion Price if the Net Consideration Per Share (as hereinafter determined) which may be received by the Company for such Common Stock shall be less than the Conversion Price in effect at the time of such issuance. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Conversion Price shall be made under this Section VI(b) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents to the extent any adjustment shall previously have been made upon the issuance of any such Common Stock Equivalents as above provided.

      1. Adjustments for Cancellation or Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be adjusted from time to time, then, upon the effectiveness of each such change, the Conversion Price will be that which would have been obtained (x) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (y) had the adjustments made to the Conversion Price since the date of issuance of such Common Stock Equivalents been made to such Conversion Price as adjusted above. Any adjustment of the Conversion Price with respect to this Section V(b) which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Company at a price per share at or less than the original purchase price, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price that would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

      2. Net Consideration Per Share. For purposes of this paragraph, the "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Company upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted. The Net Consideration Per Share which may be received by the Company shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(c) Stock Dividends for Holders of Capital Stock Other Than Common Stock. In the event that the Company shall make or issue, or shall fix a record date for the determination of holders of any capital stock of the Company other than holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock or securities of the Company convertible into or otherwise exchangeable for shares of Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for no consideration, except for (i) dividends payable in shares of Common Stock payable pro rata to holders of Series A Preferred Stock and to holders of any other class of stock (whether or not paid to holders of any other class of stock), or (ii) with respect to the Series A Preferred Stock, dividends payable in shares of Series Preferred Stock; provided, however, that holders of any shares of Series A Preferred Stock shall be entitled to receive in lieu of such Series A Preferred Stock the shares of Common Stock for which the shares of Series A Preferred Stock are then convertible.

(d) Consideration Other than Cash. For purposes of this Article VI, if a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Article VI consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company.

(e) Exceptions to Anti-dilution Adjustments. The provisions of this Article VI shall not apply to any Common Stock issued, issuable or deemed outstanding (i) pursuant to the Company's stock option plans and employee stock purchase plans,
(ii) in connection with (a) the exercise of the Warrants granted to Series A Preferred Stockholders, (b) Common Stock issued as dividends to Series A Preferred Stockholders or (c) pursuant to the terms of any existing class or series of debentures, stock or any other options, warrants or other convertible securities, outstanding on the date of this Certificate, (iii) in connection with bank credit agreements and equipment and/or land lease lines with a non-equity financing purpose and (iv) in connection with an acquisition, merger, partnering, licensing or strategic transactions.

(f) Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Price (and all other conversion values set forth above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Price. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock,
(ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

(g) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by Reorganization or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Article VI, or the sale of all or substantially all of the Company's capital stock or assets to any other person), then and in each such event the holders of the Series A Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of capital stock and other securities and property receivable upon such Reorganization or other change by the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

Article VII. Redemption. At any time after the date hereof and so long as Series A Preferred Stock remains outstanding, the Company may redeem any or all outstanding Series A Preferred Stock by payment of the Liquidation Price to the Series A Preferred Stock holders. In the event of a redemption of only a part of the outstanding Series A Preferred Stock, the Company shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series A Preferred Stock held on the date of notice of redemption). At least 30 trading days prior to a redemption, written notice shall be mailed to each holder of record of Series A Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Company, notifying such holder of the number of shares so to be redeemed, specifying the date of the redemption ("Redemption Date") and the date on which such holder's conversion rights (pursuant to Article V hereof) as to such shares terminate (which shall be no more than 5 business days prior to the Redemption Date) and calling upon such holder to surrender to the Company, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Liquidation Price, all rights of the holders of the Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock of the Company (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.


            IN WITNESS WHEREOF, Immtech International, Inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its President and Chief Executive Officer and attested to by its Secretary this 14th day of February, 2002.


                                    IMMTECH INTERNATIONAL, INC.

                                    By  /s/ T. Stephen Thompson
                                       -----------------------------------------
                                    Name:  T. Stephen Thompson
                                    Title: President and Chief Executive Officer

ATTEST:

/s/ Gary C. Parks
-----------------------------
Name:  Gary C. Parks
Title: Secretary